                                 FAM VALUE FUND
                             FAM EQUITY-INCOME FUND

                                    SERIES OF
                         FENIMORE ASSET MANAGEMENT TRUST

                           PLAN PURSUANT TO RULE 18f-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

I.   Introduction

     As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for each class of shares of FAM Value Fund and FAM Equity-Income Fund (the "Funds"), series of Fenimore Asset Management Trust (the "Trust"), including the arrangements for shareholder services and/or distribution of shares and the method for allocating expenses applicable to the classes.

II.  The Multi-Class System

     The Funds shall offer two classes of shares, Investor Class Shares and Advisor Class Shares. Shares of each class of the Funds shall represent an equal PRO RATA interest in a Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition Investor Class Shares and Advisor Class Shares shall have the features described in Sections A, B and C, below.

     A.   Sales Charge Structure

          1. INVESTOR CLASS SHARES. Investor Class Shares shall be offered at their then-current net asset value without the imposition of either a front-end sales charge or a contingent deferred sales charge, provided however, that such sales charges may be imposed in the future as the Board of Trustees of the Trust may approve and as disclosed in a future prospectus or prospectus supplement for the Funds.

          2. ADVISOR CLASS SHARES. Advisor Class Shares shall be offered at their then-current net asset value without the imposition of either a front-end sales charge or a contingent deferred sales charge, provided however, that such sales charges may be imposed in the future as the Board of Trustees may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Advisor Class Shares shall be distinguished from Investor Class Shares by the relative rates of service and distribution fees allocable to each respective class of shares as described more fully below.

     B.   Service and Distribution Plans

               The Trust has adopted a Service and Distribution Plan with respect to the classes of shares of the Funds pursuant to Rule 12b-1 under the 1940 Act, containing the following terms:

          1. INVESTOR CLASS SHARES. Investor Class Shares of each Fund are not currently covered by the terms of the Service and Distribution Plan.

          2. ADVISOR CLASS SHARES. Advisor Class Shares of each Fund shall compensate the Funds' Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Funds, as provided in the Service and Distribution Plan subject to an annual limit of 1.00% of the average daily net assets of a Fund attributable to its Advisor Class Shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

     C.   Allocation of Income and Expenses

          1.   GENERAL

               The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of a Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to the Fund and are not attributable to a particular class of the Fund ("Trust Expenses") and expenses of the Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

          2.   CLASS EXPENSES

               Expenses attributable to a particular class ("Class Expense") shall be limited to: (a) payments pursuant to the Service and Distribution Plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

               In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

               The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by the Board and by a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act.

          3.   WAIVERS OR REIMBURSEMENTS OF EXPENSES

               Expenses may be waived or reimbursed by the Adviser, the Administrator, the Distributor or any other provider of services to the Funds or the Trust without the prior approval of the Board of Trustees.

     D.   Board Review

          1.   APPROVAL OF PLAN

               The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or the Fund ("Independent Trustees"), at a meeting held on May 28, 2003, approved the Plan based on a determination that the Plan, including the expense allocations, is in the best interests of each Fund and of each class. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

          2.   APPROVAL OF AMENDMENTS

               This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendment, including any proposed related expense allocation, is in the best interest of each class and the Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

          3.   PERIODIC REVIEW

               The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

     E.   Contracts

          Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

     F.   Effective Date

          This Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section D of the Plan, shall take effect as of July 1, 2003.